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                                                                    EXHIBIT 5.1

                         [LETTERHEAD OF ROPES & GRAY]

                                                                August 15, 1997

Advanced Radio Telecom Corp.
500 108th Avenue, NE
Suite 2600
Bellevue, WA 98004

Ladies and Gentlemen:

  This opinion is furnished to you in connection with a registration statement on Form S-4 (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of 5,000,000 shares (the "Shares") of common stock, $.001 par value (the "Common Stock"), of Advanced Radio Telecom Corp., a Delaware corporation (the "Company"), that may be issued and sold by the Company from time to time in connection with future acquisitions by the Company of other businesses, assets, or equity and/or debt securities in business combination.

  We have acted as counsel for the Company in connection with the proposed issue and sale of the Shares, and the preparation and filing of the Registration Statement. For purposes of this opinion, we have examined and relied upon the information set forth in the Registration Statement and such other documents, records, certificates and other instruments as we have deemed necessary.

  We express no opinion as to the applicability of, compliance with or effect of federal law or the law of any jurisdiction other than the General Corporation Law of the State of Delaware. For purposes of our opinion set forth below, we have assumed that the per share consideration paid to the Company upon issuance of the Shares will exceed the par value of a share of Common Stock and that there will be an adequate number of shares of authorized Common Stock available for issuance at the time of any issuance of the Shares.

  Based upon the foregoing, we are of the opinion that:

  Assuming that the issuance of the Shares is duly and validly authorized by the Board of Directors of the Company, then when issued as so authorized by the Board of Directors of the Company in accordance with the terms and against payment therefor, each as authorized by the Board of Directors, the Shares will be duly and validly authorized and will be validly issued, fully paid and nonassessable.

  We understand that this opinion is to be used in connection with the Registration Statement. We hereby consent to the filing of this opinion as part of the Registration Statement and to the use of our name in the prospectus which is part of the Registration Statement under the caption "Legal Matters."

  It is understood that this opinion is to be used only in connection with the issuance and sale of the Shares while the Registration Statement is in effect.

                                          Very truly yours,

                                          /s/ Ropes & Gray

                                          Ropes & Gray